Exhibit 10.8

Intellectual Property Portfolio License Agreement

This agreement, dated as of February 1,2018 (the “Effective date”) is by and between Loubert S. Suddaby, MD (“Licensor”) and Spinus, LLC (hereinafter referred to as the “ Company”), collectively hereinafter referred to as the “Parties” and each hereinafter referred to a “Party”).

Now therefore, in consideration of mutual promises, agreements, covenant, undertakings and obligations set forth herein and for other good and valuable consideration, the Parties hereto agree as follows:

ARTICLE 1 – DEFINITIONS

1.1	Definitions. For the purpose of the Agreement, the definitions set forth below shall be applicable.

Affiliate – The term “Affiliate” means with respect to any person or entity, any other person or entity directly or indirectly controlling, controlled by, or under common control with, such person or entity at any time during the period for which the determination of affiliation is being made. For purposes of the foregoing, “control” means that more than fifty percent (50%) of the outstanding shares of any voting class of stock, general partnership interest or other voting equity or analogous interests of the one entity is owned by another entity, or the existence of any other relationship between two entities which results in the direct or indirect effective managerial control by one over the other, regardless of whether such managerial control is continuously exercised.

Applicable Law – The term “Applicable Law” means all laws, ordinances, rules and regulations applicable to the Agreement of the activities contemplated hereunder.

Assigned Patents – The term “Assigned Patents” means U.S. and foreign patents, patent applications and provisional patent applications pertaining to EXHIBIT A.

Consulting Agreement – The term “Consulting Agreement” refers to the agreement between Licensor and the Company pursuant to which the Licensor agrees to provide Services (as defined therein) to the Company in connection the Company’s efforts to develop ratcheting expandable interbody fusion devices, and/or inflatable interbody fusion devices.

First Commercial Sale – The term “First Commercial Sale” shall mean the first arm’s length sale by the Company and/or Company Affiliate to a third party.

Licensed Patents – The term “Licensed Patents” means the U.S. and foreign patents, patent applications and provisional patent applications listed on Exhibit A hereto, and all continuations, continuations-in-part, divisions reissues and reexaminations of any of the foregoing, and any patents that claim priority to any of them, and any patents which are or become foreign equivalents thereof.

Net Sales – The term “Net Sales” for any period means gross sales of the product billed and shipped by the Company or its Affiliate anywhere in the world, less given discounts.

Products – The term “Product” or “Products” means mechanical or inflatable expandable interbody implants covered by a Licensed Patent or Assigned Patent.

Valid Claim – The term “Valid Claim” means a claim of a patent duly issued which has not been declared invalid or unenforceable in a final judgment from which no appeal may be taken.

ARTICLE 2 – THE GRANT

2.1 Grant. Subject to the terms and conditions hereof, Licensor hereby grants to the Company and its Affiliates, and the Company hereby accepts a worldwide nontransferable license, royalty bearing right and license under the licensed Patents to evaluate, develop, test, conduct clinical, trials, obtaining government approvals, make, have made, use, practice manufacture, have manufactured, sell, transfer or commercialize products with the understanding that such rights to products listed in Section 2 of Exhibit A are exclusive whereas these rights are non-exclusive with respect to products set out in Section 1 of Exhibit A. Except as explicitly granted herein, no rights are granted herein by implication, estoppel or otherwise and all rights not explicitly granted are reserved.

2.2 Commercialization. If the Company fails within three (3) years from the Effective Date for any reason other than delays due to regulatory review authorities to sell Products, Licensor may, at its option, terminate the Agreement and the licenses granted herein by providing the Company with notice of termination, which termination shall be effective immediately upon receipt.

2.3 Limitations and Obligations

(a) neither Licensor nor the Company may, without consent of the other, act as a supplier of products to another party where such products are to be labelled for sale under any name other than Licensor or the Company or their respective Affiliates.

(b) Obligation of Affiliates. The Company agrees that it is legally and financially responsible for its obligations and the obligations of its Affiliates arising under this Agreement.

ARTICLE 3 – CONSIDERATION

3.1 Consideration. The Parties have entered this Agreement voluntarily, and as a matter of convenience have agreed that the total consideration to be paid by the Company for the rights granted hereunder shall be the following.

(a) Royalties on Net Sales of the Products occurring during the term of this Agreement, at a rate of seven per cent (7%) of such Net Sales.

(b) Royalties pursuant to Section 3.1 (a) shall be for the life of the Product and shall be paid as long as said Product is sold by the Company or its Affiliates.

(c) In addition, the Company will pay the following license fees (“License Fees”) which will be non-refundable and not credited against any Royalties due under this Agreement.

(d) Two hundred fifty thousand dollars ($250,000) within one year of signing the Agreement.

The Parties represent and warrant that in entering into this Agreement they have bargained at arm’s length, that the amounts paid hereunder or set in advance and are fair market value for the services provided.

3.2 Royalty Accrual. Royalties pursuant to 3.1 shall accrue as when the Net Sale subject to such royalty is recorded by the Company, or its Affiliates, in accordance with the definition of “Net Sale” and shall be paid to the Licensor in accordance with the provisions of Article 4 below.

ARTICLE 4 – REPORTS, PAYMENTS AND RECORDS

4.1 Reports. The Company agrees to deliver quarterly written reports to Licensor for each quarterly period for which Royalties are payable pursuant to Article 3 above, within thirty (30) days after the end of each period. The report shall set forth the number of products sold by the Company or its Affiliates during such quarterly period, as determined by the Company in good faith, and, based and thereon, the calculation and amount of Royalties payable to the Licensor with respect to such period pursuant to Article 3. All information contained in such quarterly reports shall be treated as confidential by the Company subject to Article 5 and shall be subject to adjustment, pursuant to section 4.2 below, based upon any Examination and the results of the Company’s regular annual audit.

4.2 Payment and Records. Royalties payable pursuant to Section 3.1 above for a reported period shall be due and payable, to the extent calculated and set forth in the corresponding quarterly report delivered to Licensor pursuant to Section 4.1 simultaneously with the submission of such report. The full amount of all Royalties, when due, shall be paid to Licensor by certified check or bank transfer. In order to enable an independent certified public accounting firm (the “CPA Firm”) appointed by Licensor and reasonably acceptable the Company to verify the proper determination of Royalties, the Company shall maintain records in sufficient detail to allow for such verification, and, subject to Article 5 below and upon reasonable notice, allow the CPA Firm to examine the Company consolidated books and records, and to the extent necessary the books and records of its Affiliates pertaining to Product sales subject to the Company Royalty obligations hereunder (such examination, the “Examination”). Examinations shall occur during business hours, and not more than once a year, and shall be solely for the purpose of verifying the calculation of Royalties due under the Agreement. The CPA Firm shall furnish a copy of any Examination results to Licensor and the Company promptly after completion thereof, together with all work papers. Any underpayment of Royalties due to Licensor will be rectified in thirty (30) days. The Company shall pay the reasonable costs, fees and expenses of the CPA Firm that may otherwise be due and payable by the Licensor to the CPA Firm for an examination conducted by it pursuant to this Section 4.2, if and only if as a result of such Examination it is determined that the Company underpaid the total amount due to the Licensor, applicable to the period that was the subject of such Examination by more than five percent (5%).

4.3 Late Payments. In the event that any amount payable under this Agreement is not paid when due, the Company will also pay interest on such amount for the period from the date the payment is actually made computed at the rate equal to two percent (2%) per month.

ARTICLE 5 – PROPRIETARY INFORMATION

5.1 Confidentiality. During the term of this Agreement and for an additional five (5) years, each Party agrees to keep and maintain the terms of this Agreement confidential, and to keep confidential and use solely insofar as permitted by the express terms of this Agreement any other non-public information disclosed to or obtained from such Party by the other Parties in connection with this Agreement. Notwithstanding the foregoing, it shall not be a breach of this Agreement (i) in the event an action by one Party is believed by the other Party to be in breach of this Agreement, for the other Party to file under seal with the court in such action such terms of this Agreement as are necessary in order to bring or defend such action, (ii) for each Party to share the terms of this Agreement with its counsel, provided such counsel is or has been made aware of the obligations of confidentiality herein, (iii) for any Party to disclose such information as may be required by law or court order, after first having given the other Party at least ten (10) days written notice of such legal requirement or order of court and intent to disclose pursuant to said requirement or order and (iv) for each Party to share the terms of this Agreement with any of its Representatives (as defined below), as such party reasonably deems necessary based on a “need to know” assessment, provided that the disclosing Party prior to disclosure, shall obtain a binding agreement of such Representatives requiring them to retain the disclosed terms in confidence according to confidentiality obligations that are at least as stringent as those imposed herein. In the event of a breach of such agreement by a disclosing Party’s Representatives, the other Party may request that such disclosing Party, at its expense, initiate and prosecute judicial proceedings to enforce such agreement, to the extent there is a legally cognizable good faith basis to do so, and seek damages and injunctive relief as may be suitable and subject to recovery, or assign to the other Party the right, at its expense, to pursue such enforcement, damages and relief, and the disclosing Party shall comply with any such request. The term “Representative” includes a Party’s and its Affiliates’ respective directors, officers, employees, agents, financial advisors, attorneys, insurers, accountants and permitted assignees and sublicensees.

5.2 Survival. The provisions of this Article 5 shall survive expiration or termination of this Agreement.

ARTICLE 6 – REGULATORY INTERACTION AND INDEMIFICATION

6.1 Regulatory Interaction. Interaction with regulatory agencies in any country, including but not limited to the FDA and any international regulatory agencies, concerning Products manufactured or sold by the Company or its Affiliates shall be a matter for the sole discretion of, and shall be conducted by or with authority from, the Company or its Affiliates.

6.2 Indemnification.

(a) subject to the fulfillment by Licensor of its obligations pursuant to Section 6.3 below, the Company agrees to defend, indemnify and hold harmless Licensor, its Affiliates and their respective officers, directors, employees, agents and representatives (collectively, “Licensor Indemnities,” and each a “Licensor Indemnitee” from and against all damages, liabilities, claims (including, without limitation, product liability claims), costs, charges, judgements and expenses (including reasonable attorneys’ fees and expenses incurred by the Company in asserting such defense, but otherwise excluding fees and expenses incurred by the Company in asserting such defense, but otherwise excluding fees and costs of attorneys retained by Licensor or any foregoing Licensor Indemnitee) (collectively, “Liabilities”), to the extent such Liabilities are asserted against a Licensor Indemnitee by a third party and arise out of or result from (i) a defect in the design or manufacture of a Product sold or otherwise distributed by the Company or its Affiliates or (ii) sale or promotion of such a Product by the Company or its Affiliates, or (iii) a breach of any representation or warranty given to Licensor by the Company pursuant to this Agreement; or (iv) a third party claim that the manufacture, use, sale, offer for sale or importation of the Product infringes upon the patent of such a third party by reason of the Company’s exercise of any of the rights granted by Licensor under this Agreement and in accordance with this Agreement;

(b) subject to the fulfillment by the Company of its obligations pursuant to Section 6.3 below, Licensor agrees to defend, indemnify and hold harmless the Company, its Affiliates and their respective officers, directors, employees, agents and representatives (collectively, the “Company Indemnities”, and each a Company Indemnitee, from and against all damages, liabilities, claims (including, without limitation, product liability claims), costs, charges, judgements and expenses (including reasonable attorney’s fees and expenses incurred by Licensor in asserting such defense, but otherwise excluding fees and costs of attorneys retained by the Company or any foregoing Company Indemnitee) (collectively “Liabilities”), to the extent such Liabilities are asserted against the Company Indemnitee by a third party and arise out of or result from (i) a defect in the design or manufacture of a Product sold or otherwise distributed by Licensor or its Affiliates or sublicensee through Licensor’s exercise of his rights hereunder, or (ii) sale or promotion of such a Product by Licensor or its Affiliates, or sublicensee, or (iii) a breach of any representation or warranty given to the Company by Licensor pursuant to this Agreement; or (iv) a third party claim that the manufacture, use, sale, offer for sale or importation of the Product by Licensor or its Affiliates infringes upon the patent of such a third party.

6.3 Consequential Damages. IN NO CASE, HOWEVER WHETHER AS A RESULT OF A BREACH OF CONTRACT, BREACH OR WARRANTY OR TORT (INCLUDING THE COMPANY’S OR LICENSOR’S NEGLIGENCE OR STRICT LIABILITY) SHALL THE COMPANY OR LICENSOR BE LIABLE TO THE OTHER FOR

ANY SPECIAL, CONSEQUENTIAL OR INCIDENTAL DAMAGES INCURRED BY THE OTHER, INCLUDING BUT NOT LIMITED TO ANY LOSS OF USE, INTERRUPTION OF BUSINESS, INJURY TO GOODWILL, OR LOSS OF SALES OR LOST PROFITS.

ARTICLE 7 – REPRESENTATIONS AND WARRANTIES

7.1 Representations and Warranties. Each Party hereby represents and warrants to the other Party that

(a) he or it has full right, power and authority to enter into and be bound by the terms and conditions of this Agreement, to transfer the rights and to carry out their respective obligations under this Agreement, without the approval or consent of any other person, (b) the entering into this Agreement, the transfer of rights and the carrying out of their respective obligations under this Agreement is not prohibited, restricted or otherwise limited by any contract, agreement or understanding entered into by such Party, or by which such Party is bound, with any other person, including without limitation, any governmental authority, (c) there is no contract, agreement or understanding entered into by a Party, or by which such Party is bound, which is enforced, terminated or modified, would be in derogation or, contrary to, or adversely affect the rights acquired or to be acquired by the other party hereunder, and (d) there is no action or investigation pending or currently threatened against such Party which, if adversely determined, would restrict or limit such Party’s right to enter into this Agreement, transfer the rights or carry out such Party’s obligations under this Agreement. Licensor further represents and warrants that: (i) he is the sole and exclusive beneficial and legal owner of all right, title and interest in the Licensed Patents listed in Exhibit A, (ii) the Licensed Patents listed in Exhibit A are all the patents and applications owned by Licensor relating to the expandable intervertebral interbody fusion implants and all patents and applications owned by Licensor relating to inflatable expandable interbody fusion implants; (iii) the Licensed Patents listed in Exhibit A name the true and correct inventive entity (iv) the licensed or assigned patents listed in Exhibit A name the products to be assigned or licensed in their entirety and this agreement in no way impugns or impedes the Licensor’s right to continue to invent, patent, make, license or sell other devices or products not expressly listed in Exhibit A, even if such products are deemed competitive so long as they are independent patents with distinct valid claims.

ARTICLE 8 – TERM AND TERMINATION

8.1 Term. The term of this Agreement (the “Term”) shall commence upon the date hereof and shall continue until the last date upon which Product sale ceases and all reasonably collectible Net Sales have been received. If, however, at any time either Party (the “Breaching Party”) shall fail to comply in any material respect with any of the obligations hereunder, the other Party (the “Other Party”)may terminate this Agreement upon thirty (30) days prior written notice of the Breaching Party, if such failure is not cured within thirty (30) days after such notice, provided that, if such cure cannot be accomplished within thirty (30) day period no such termination shall result and the period for such cure shall be extended as long as the Breaching Party is diligently pursuing a cure thereof.

8.2 Reservation of Rights. The Parties expressly reserve all rights and remedies at law and specifically but without limitation damages, injunctive and other provisional relief.

ARTICLE 9 – RIGHTS AFTER TERMINATION

9.1 Rights After Termination.

(a) All obligations of the Parties which accrue on or before the effective termination date shall be fully enforceable after termination.

(b) If this Agreement terminates and as a result, thereof, the Company is required to cease making Products covered by the Licensed Patents, the Company, may nonetheless, subject to the royalty provisions set forth herein, dispose of inventory of Products, complete any Products in the process of manufacture, and utilize materials then on order to make and sell Products.

ARTICLE 10 – NOTICES

10.1 Notices. Any notice required or permitted to be given hereunder shall be in writing and shall be mailed by certified mail, return receipt requested or delivered by messenger or air courier (overnight fare prepaid), and all payments shall be delivered, to the party to whim such notice or payment is required or permitted to be given at its address set forth as follows:

If given to Licensor, to:

Loubert S. Suddaby

76 Tanglewood Drive West

Orchard Park, NY 14127

Email: loubert57@gmail.com

Or, if given to the Company, to:

Spinus LLC

5227 W. Adams Ave, Apt 401

Temple,TX 76502-4853

Attention: Ron Oman

Email: Ron@spinusllc.com

Any such notice shall be considered when delivered, as indicated by signed receipt or other written delivery record, and absent such receipt, or record, such delivery shall be deemed to have occurred one business day after sending by messenger or courier and five business days after sending by certified mail. A Party hereto may change that address to which notice to it is to be given by notice as provided herein.

ARTICLE 11 – GOVERNING LAW – ATTORNEY’ FEES

11.1 Governing Law and Forum. This Agreement shall be construed and enforced in accordance with the internal laws of the State of Delaware.

11.2 Attorneys’ Fees. In any action brought by either Party against the other to enforce this Agreement, the prevailing party shall be entitled to reimbursement of all costs and expenses (including reasonable attorneys’ fees) incurred in connection with such enforcement action.

11.3 Patent Maintenance Fees. The company agrees to pay all costs pertinent to the maintenance of the licensed or assigned patents.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

Loubert S. Suddaby, MD	Spinus LLC

_________________________	BY:______________________
Ron Oman, Manager

EXHIBIT A

1. LICENSED PATENTS (NON-EXCLUSIVE)

1.1  RATCHETING EXPANDABLE TECNOLOGY

PATENT NUMBER	TITLE	STATUS

7,044,971	Lordotic Fusion Implant	Issued
US52206/0167547	Expandable Intervertebral Fusion Implant Having Hinged Walls	Pending
6,183,517	Expandable Fusion Implant and Applicator	Issued
6,174,334	Expandable Intervertebral Fusion Implant and Applicator	Issued
6,159,244	Expandable Variable Angle Intervertebral Fusion Implant	Issued
6,332,895	Expandable Intervertebral Fusion Implant Having Improved Stability	Issued
EP 1139936	Expandable Intervertebral Fusion Implant	Issued
EP 1301149	Expandable Intervertebral Fusion Implant Having Improved Stability	Issued

1.2  RACHETING CERVICAL TECNOLOGY

PATENT NUMBER	TITLE	STATUS

6,328,738 B1	Anterior Cervical Fusion Compression Plate and Screw Guide	Issued

1.3  MIS (MINIMALLY INVASIVE SURGERY) FACET FIXATION DEVICE

PATENT NUMBER	TITLE	STATUS

8,080,046 B2	Facet Joint Fixation Device	Issued
8,915,962 B1	Facet Joint Fixation Device	Issued

2. LICENSED PATENTS (EXCLUSIVE)

PATENT NUMBER	TITLE	STATUS

6,837,850 B2	Percutaneous Tissue Dissection	Issued
6,958,077 B2	Inflatable Nuclear Prosthesis	Issued
6,969,405 B2	Inflatable Intervertebral Disc Replacement Prosthesis	Issued
7,597,714 B2	Inflatable Nuclear Prosthesis	Issued
7,914,534 B2	Disk Preparation Tool	Issued
6,395,034 B1	Intervertebral Disc Prosthesis	Issued